UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2011

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Technology Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Determination of Payments under 2010 Bonus Plan

On February 7, 2011, the Board of Directors (the “Board”) of ISTA Pharmaceuticals, Inc. (the “Company”), upon recommendation of the Compensation Committee, approved cash bonus payments to each of the Company’s named executive officers with respect to the previously disclosed goals under the Company’s 2010 bonus plan (the “2010 Bonus Plan”) related to (i) the achievement of certain revenue and net income targets, (ii) the receipt of United States Food and Drug Administration approval for BROMDAYTM (bromfenac ophthalmic solution) 0.09% and (iii) the market share target for BepreveTM. The first two goals were fully achieved and the third goal was substantially achieved, resulting in overall achievement of 97% of the three goals. In light of the foregoing, the cash bonus payments to each of the Company’s named executive officers approved by the Board were proportional to this overall achievement.

Adoption of 2011 Bonus Plan

On February 7, 2011, the Board of the Company, upon recommendation of the Compensation Committee, adopted a bonus plan (the “2011 Bonus Plan”), pursuant to which each of the named executive officers and certain employees of the Company will be eligible to earn bonus compensation based on 2011 Company and individual performance. The terms of the 2011 Bonus Plan are not contained in a formal written document, but are summarized below.

Upon recommendation of the Compensation Committee, the Board, at its discretion, will approve the amount of the total funding of the 2011 Bonus Plan based on 2011 Company performance, which will take into account the Company’s accomplishment of the following goals: (i) achieving certain net revenue and net income targets, (ii) successfully transitioning from commercialization of XIBROM (bromfenac ophthalmic solution)® to commercialization of BROMDAYTM (bromfenac ophthalmic solution) 0.09% and (iii) achieving certain research and development milestones. Achievement of each goal is given a certain percentage weight toward funding of the 2011 Bonus Plan. The portion of the 2011 Bonus Plan relating to achievement of the net revenue and net income goal is conditioned upon achieving a specified minimum net income goal and a minimum level of net revenue. The funding of the 2011 Bonus Plan will be 0% if none of the goals are met, increasing to not more than 300% if the Company outperforms the net revenue target. However, regardless of any minimum or maximum funding amounts and objective achievement determinations, funding of the 2011 Bonus Plan will be at the discretion of the Board.

Each named executive officer is entitled to receive a target bonus expressed as a percentage of his or her respective base salary. The target bonus of Dr. Anido, the Company’s Chief Executive Officer, is 65% of his base salary. The target bonuses of Mr. Garrett, Mr. Mitro, Mr. McNamara and Mrs. Silvernail, the other named executive officers, are between 40% and 50% of their respective annual base salaries. However, in the event that achievement of the net revenue goal exceeds 100%, the foregoing target percentages may be increased in accordance with the formula set forth in the 2011 Bonus Plan.

Within 60 days after the end of the 2011 fiscal year, the Compensation Committee will evaluate the achievement of the three goals described above and recommend the percentage that the 2011 Bonus Plan will be funded based on such achievement and such other relevant factors considered in its discretion. The Compensation Committee may determine that a goal has been partially achieved and therefore assign a prorated weighting for such goal.

In addition, the Compensation Committee will evaluate the Chief Executive Officer’s individual performance for 2011 and will submit to the Board the Compensation Committee’s recommendation regarding the amount of the bonus payable to the Chief Executive Officer under the 2011 Bonus Plan. The Compensation Committee’s recommendation will be based upon 2011 Company performance and such other relevant factors considered in the discretion of the Compensation Committee. The Board will have the final authority to approve the Compensation Committee’s recommendation regarding the amount of the bonus payable to the Chief Executive Officer under the 2011 Bonus Plan.

The Chief Executive Officer will also evaluate each named executive officer’s 2011 performance and will submit to the Compensation Committee his recommendations regarding the amount of the bonus payable to each named executive officer. The Chief Executive Officer’s recommendations will be based upon the Chief Executive Officer’s assessment of each other named executive officer’s individual performance for 2011 and other relevant factors considered in the discretion of the Chief Executive Officer. The Compensation Committee shall have the final authority to approve the Chief Executive Officer’s recommendations regarding the amount of the cash bonus payable to each other named executive officer under the 2011 Bonus Plan.

The Board will have the ability to cause the Company to pay any bonuses earned under the 2011 Bonus Plan in the form of either cash or equity awards, or some combination thereof, based on relevant factors considered in the discretion of the Board.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

February 10, 2011	By:	/s/ Lauren P. Silvernail
Chief Financial Officer and Vice President, Corporate Development